 Exhibit (a)(1)(E)
Offer to Purchase
All Outstanding Shares of Common Stock
of
JUNO THERAPEUTICS, INC.
at
$87.00 Net Per Share in Cash
by
BLUE MAGPIE CORPORATION
a wholly-owned subsidiary
of
CELGENE CORPORATION
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON MARCH 2, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
February 2, 2018
To Our Clients:
Enclosed for your consideration are the offer to purchase dated February 2, 2018 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related letter of transmittal (as it may be amended or supplemented from time to time the “Letter of Transmittal”, and together with the Offer to Purchase, the “Offer”) in connection with the tender offer by Blue Magpie Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Celgene Corporation, a Delaware corporation (“Celgene”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Juno Therapeutics, Inc., a Delaware corporation (“Juno”), other than any Shares owned immediately prior to the commencement of the Offer by Juno (or held in Juno’s treasury) (the “Company-Owned Shares”) or by Celgene, Purchaser or any other direct or indirect wholly-owned subsidiary of Celgene (the “Celgene-Owned Shares”), at a purchase price of  $87.00 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith. Also enclosed is a letter to stockholders of Juno from Hans E. Bishop, President and Chief Executive Officer of Juno, accompanied by Juno’s Solicitation/Recommendation Statement on Schedule 14D-9.
We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.
Your attention is directed to the following:
1.
The Offer Price is $87.00 per Share, in cash, net to you, without interest and subject to any withholding of taxes.

2.
The Offer is being made for all of the outstanding Shares, other than any Company-Owned Shares and Celgene-Owned Shares.

3.
The Offer is being made pursuant to an Agreement and Plan of Merger dated as of January 21, 2018 (as it may be amended or supplemented from time to time, the “Merger Agreement”) by and among Juno, Celgene and Purchaser. The Merger Agreement provides, among other things, that after the successful completion of the Offer and subject to specified conditions, Purchaser will merge with and into Juno, with Juno continuing as the surviving corporation and a wholly-owned subsidiary of Celgene (the “Merger”).
4.
The strategic committee of the Juno board of directors (the “Juno Board”) recommended that the Juno Board approve the Merger Agreement and the transactions contemplated thereby. By unanimous vote of those directors present, the Juno Board has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, Juno and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Juno of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that the Merger will be effected under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and (v) resolved to recommend that Juno’s stockholders tender their Shares to Purchaser pursuant to the Offer, in each case, on the terms and conditions of the Merger Agreement.

5.
The Offer and withdrawal rights expire at one minute after 11:59 p.m., Eastern time, on March 2, 2018, unless the Offer is extended by Purchaser (as extended, the “Expiration Date”).

6.
The Offer is conditioned upon, among other things:

•
there shall have been validly tendered in the Offer and “received” by the “depositary” (as such terms are defined in Section 251(h) of the DGCL) and not validly withdrawn Shares that, considered together with all other Shares owned by Celgene and its “affiliates” (as defined in Section 251(h) of the DGCL), represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer, as more fully described in the Offer to Purchase (the “Minimum Condition”). For purposes of determining whether the Minimum Condition has been satisfied, Shares tendered in the Offer pursuant to the guaranteed delivery procedures will be excluded unless and until such shares are actually received in accordance with the terms of the Offer. Celgene currently owns, directly or indirectly, 11,109,160 Shares, and Purchaser does not own any Shares;

•
the Merger Agreement not having been terminated in accordance with its terms;

•
the expiration or termination of the waiting period (or any extensions thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

•
there not having been issued by any governmental body of competent jurisdiction and remaining in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restricting, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger and there not being any legal requirement that has been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger.

Other conditions of the Offer are described in the Offer to Purchase. See “The Tender Offer—Section 11. Conditions of the Offer” of the Offer to Purchase. See also “The Tender Offer—Section 13. Certain Legal Matters” of the Offer to Purchase. Consummation of the Offer is not conditioned on Purchaser or Celgene obtaining financing.
7.
Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a rate of 24% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.
Purchaser is not aware of any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will it accept tenders from or on behalf of, the holders of Shares in that state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Instructions Form with Respect to the
Offer to Purchase
All Outstanding Shares of Common Stock
of
JUNO THERAPEUTICS, INC.
at
$87.00 Net Per Share in Cash
by
BLUE MAGPIE CORPORATION
a wholly-owned subsidiary of
CELGENE CORPORATION
The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase dated February 2, 2018 (as it may be amended or supplemented, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”), in connection with the tender offer by Blue Magpie Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Celgene Corporation, a Delaware corporation (“Celgene”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Juno Therapeutics, Inc., a Delaware corporation (“Juno”), other than any Shares that are owned immediately prior to the commencement of the Offer by Juno (or held in Juno’s treasury) or by Celgene, Purchaser or any other direct or indirect wholly-owned subsidiary of Celgene, at a purchase price of   $87.00 per Share, in cash, net to the seller, without interest and subject to any withholding of taxes in accordance with the Merger Agreement, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.
The undersigned hereby instructs you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.
Number of Shares to be Tendered:	Shares*
Account Number:
The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery by the Expiration Date (as defined in the Offer to Purchase).
SIGN HERE
Dated ____________________, 2018	Signature(s)
Name(s)
Address(es)
(Zip Code)
Area Code and Telephone Number
Taxpayer Identification or Social Security No.
*
Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.